PRESS RELEASE


                                  CALTON, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

     February 1, 1999 -- The Board of Directors of Calton, Inc. ("Calton" or the "Company") today adopted a Stockholder Rights Plan and declared a dividend of one Right on each outstanding share of Calton Common Stock. The dividend will be paid on February 12, 1999 to stockholders of record on February 12, 1999.

     The Rights Plan was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment. In particular, the Rights Plan is designed to deter a "front-end loaded" acquisition of control in which less than a full and fair price would be offered to all stockholders. The Rights Plan will not prevent a takeover of the Company.

     Initially, the new Rights will trade with the Common Stock of the Company and will not be exercisable. The new Rights will separate from the Common Stock and become exercisable upon the occurrence of events typical of shareholder rights plans. In general, such separation will occur when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of the Company's Common Stock. Thereafter, separate Right Certificates will be distributed and each Right will entitle its holder to purchase one one-hundredth of a share of the Company's Class A Preferred Stock, Series One for an exercise price of $5.50 (the "Exercise Price"). Each one one-hundredth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of the Company's Common Stock.

     In the event that any person or group, without the Board's approval, actually acquires 15% or more of the Company's Common Stock, then each holder of a Right (other than such person or group) shall thereafter have the right to receive upon exercise of such Right and payment of the Exercise Price, shares of Preferred Stock having a value equal to twice the Exercise Price. Also, if the Company is involved in a merger or sells more than 50% of its assets or earning power, each Right will entitle its holder (other than the acquiring person or group) to purchase shares of Common Stock of the acquiring company having a market value of twice the Exercise Price. If any person or group acquires at least 15%, but less than 50%, of the Company's Common Stock, the Board of Directors may, at its option, exchange one share of Common Stock for each Right (other than Rights held by such person or group). The rights plan may cause substantial dilution to a person or group that, without prior Board approval, acquires 15% or more of the Company's Common Stock, unless the Rights are first redeemed by the Board.

     The Rights may be redeemed by the Board of Directors for $0.01 per Right and will otherwise expire on February 1, 2009.

     The Rights Plan does not weaken the Company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or its stockholders and will not change the way the Company's shares are traded.